John A. Ziegler, Jr.

Senior Vice President & Chief Administrative Officer

(314) 994-2759

jziegler@archrsc.com

October 25, 2021

Mr. John W. Eaves

2460 Lantern Lane

Naples, FL 34102

Dear John:

The purpose of this amended and restated letter agreement is to extend the term of your service as Executive Chairman of the Board of Directors of Arch Resources, Inc. (the “Company”) from February 27, 2023 to December 31, 2023, as well as to reflect the special performance achievement award granted to you on October 13, 2021. All other terms of this amended and restated letter agreement are consistent with your original letter agreement, dated April 30, 2020 regarding your transition from Chief Executive Officer of the Company to Executive Chairman. Such transition has and will occur on the following terms and conditions:

●	On April 30, 2020, you resigned as Chief Executive Officer of the Company and assumed the role of Executive Chairman.
●	As Executive Chairman, you are and will remain a full-time employee of the Company and shall have such duties, responsibilities and authorities customarily associated with such position. Your employment with the Company will continue to be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time, with or without cause, subject to the terms of the Letter Agreement (as defined below).
●	Your compensation as Executive Chairman will consist of the following components:
1.	Base Salary: You will receive an annual base salary of $540,000, pro-rated for any partial year of service as Executive Chairman.
2.	Annual Bonus: You will be eligible to participate in the Company’s Annual Incentive Compensation Plan with a target bonus opportunity of 100% of your annual base salary.
3.	LTIP: You will be eligible to receive Long-Term Incentive Plan (LTIP) awards with an annual target award amount of 200% of your annual base salary.
◾	Future LTIP Grants. For the avoidance of doubt, subject to your continued service as Executive Chairman through the date of grant, you will be eligible to receive the annual LTIP awards currently planned for February 2022 and February 2023, which awards will be subject to the terms and conditions of the Company’s 2016 Omnibus Incentive Plan (the “2016

Plan”) and the applicable award agreements evidencing such awards. You will be eligible for pro-rated retirement vesting under and pursuant to the terms of the applicable LTIP awards should you retire prior to fully vesting in such awards.
◾	Outstanding LTIP Awards. You will continue to vest in your outstanding LTIP awards while serving as Executive Chairman, subject to the terms and conditions of the 2016 Plan and the applicable award agreements. If you should depart from the Company prior to February 27, 2023 for any reason other than for Cause (as defined in your Letter Agreement), your outstanding 2020 LTIP award, granted February 27, 2020, will vest in full, subject to the achievement of the performance measures set forth in the 2020 LTIP award.
4.	Special Performance Achievement Award: If your service is terminated by the Company for any reason other than for Cause (as defined in your Letter Agreement) prior to October 13, 2023, your outstanding Special Performance Achievement Award (the “Achievement Award”) granted on October 13, 2021, will vest in full. If you terminate your service for any reason prior to October 13, 2023, the Achievement Award will vest on a pro rata basis.
5.	Employee Benefits: You will remain eligible to participate in the employee benefit plans and programs offered to other employees of the Company, consistent with the terms thereof and as such plans and programs may be amended from time to time.
●	You will serve as Executive Chairman until your retirement on December 31, 2023, or your earlier removal or resignation.
●	The terms of that certain letter agreement between you and the Company dated April 26, 2012 (the “Letter Agreement”) regarding certain severance payments and benefit to which you may be entitled following a qualifying termination of employment shall continue in full force and effect, including any restrictive covenants contained therein. The terms of your indemnification agreement with the Company shall remain in full force and effect.
●	The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes or deductions that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation.

If this document correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this agreement which will then constitute our agreement on this matter and supersede in its entirety the letter agreement between you and the Company dated April 30, 2020.

Sincerely,

ARCH RESOURCES, INC.

By: /s/John A. Ziegler, Jr.
 John A. Ziegler, Jr.

Sr. Vice President & Chief Administrative Officer

ACKNOWLEDGED AND ACCEPTED as
of this 25th day of October, 2021.

/s/ John W. Eaves

John W. Eaves